FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES DEATH OF BOARD MEMBER

Des Plaines, IL, April 28, 2004... Juno Lighting, Inc. (NASDAQ-JUNO) announced that Dan DalleMolle, a member of Juno's board of directors, died unexpectedly on April 20, from complications following a recent surgery. Mr. DalleMolle joined Juno's board of directors in February 2000 and was a member of its audit committee. "On behalf of everyone at Juno, we offer our condolences to Dan's family, and our thoughts and prayers are with them during this difficult time" said Tracy Bilbrough, Juno's Chief Executive Officer.

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use.

This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.